Exhibit 99.1

FOR IMMEDIATE RELEASE

Metromedia International Group

Announces the Sale of its Ownership Interest in Baltcom Cable TV

NEW YORK, August 4, 2003 — Metromedia International Group, Inc. (the “Company” or “MIG”) (OTCBB:MTRM – Common Stock and OTCBB:MTRMP – Preferred Stock), the owner of interests in various communications and media businesses in Russia, Eastern Europe and Georgia, announced today that it had sold all of its interests in the Latvian cable television company Baltcom TV to the Latvian company SIA Alina for total consideration of $14.5 million.  The Company held a 50% equity interest in Baltcom TV through its subsidiaries and had extended a loan to Baltcom with current outstanding balance of $13.2 million.  In the transaction, the Company assigned the Baltcom loan to Alina for a cash payment of the loan’s full face value of $13.2 million and conveyed its equity interest in Baltcom to Alina for $1.3 million in cash, half of which was received at closing and the other half will be released from escrow when Alina completes the registration under Latvian law of the Baltcom ownership interest it acquired.  Alina already owned 45% of Baltcom prior to the transaction.

Baltcom is the leading cable TV operator in Riga, Latvia, currently with approximately 80,000 direct wireless and wire line subscribers and delivering programming content to approximately 20,000 subscribers of other Riga cable operators. Baltcom’s 2002 revenues were $7.2 million, with cost of sales of $1.5 million and operating expenses of $5.2 million, which included $1.5 million of depreciation and amortization.  Baltcom’s sole long-term debt obligation was to the Company.

In making this announcement, Ernie Pyle, Senior Vice President and Chief Financial Officer of the Company, commented: “The receipt of nearly $14 million in cash significantly strengthens the Company’s liquidity position.  These funds, when combined with cash already on hand, should readily support Company operations and service of the Company’s debt for at least the coming twelve months.  As stated in our recent SEC filings, we believe that future dividend flows from our core telephony businesses in Russia and Georgia will comfortably cover our operating overheads and debt service obligations next year and beyond.”

Mark Hauf, Chairman, President and Chief Executive Officer of MIG, commented further: “The sale of Baltcom is the latest step in our strategy of divesting non-core businesses to provide cash to solidify our financial position and enable further development of our core businesses.  I believe that this transaction provides sufficient cash resources to end the immediate liquidity concerns the Company faced during the past year.  We can now fully turn our attentions to aggressive development of our core telephony lines of business.”

Mr. Hauf further commented: “The price we obtained for Baltcom is very satisfactory, given the current market climate.  The sale value of the Baltcom equity plus debt in the transaction is a very substantial multiple of Baltcom’s recent earnings and represents nearly $200 for each Baltcom direct cable subscriber.  Achieving this impressive valuation comes, in part, from our commitment to maintain a measured pace in marketing our non-core businesses, affording us the time and opportunity to negotiate terms providing maximum value for our stakeholders.”

About Metromedia International Group

Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Eastern Europe and Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations.  The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and Georgia, while undertaking a program of gradual divestiture of its non-core cable and radio businesses.  As disclosed in the Company’s February 3, 2003 press release, Communications Equity Associates (“CEA”) has been engaged to assist the Company in this marketing effort. CEA contact information is provided below.  After the sale of Baltcom TV, the Company still owns interests in seven cable television networks, including operations in Russia, Romania, Belarus, Moldova, Lithuania and Georgia.  The Company also owns interests in seventeen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, Latvia and the Czech Republic.  The Company’s core telephony businesses include Peterstar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in Georgia

This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company’s ability to achieve expected performance targets for its core telephony businesses and consummate divestiture of its non-core businesses at satisfactory prices.  Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, the Company’s ability to meet its targeted level of overhead expenditure, changes in general economic and business conditions, unanticipated effects of competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control.  This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company’s annual report on Form 10-K for the year ended December 31, 2002.  The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at www.metromedia-group.com.

For more Information please contact:

Metromedia International Group, Inc.

Ernie Pyle

Senior Vice President Finance,

Chief Financial Officer, Treasurer and Secretary

(212) 527-3800, # 112

CEA Beratungs- und Beteiligungsgesellschaft mbH

Rogier Minderhout

Executive Director

Prinzregentenstrasse 56

80538 Munich

Germany

Phone: +49 (89) 290725-125

E-mail: minderhout@cea-europe.com